About Ambac
Ambac Financial Group, Inc. (“Ambac”), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation (“Ambac Assurance”), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited (“Ambac UK”), provide financial guarantees and other financial services to clients in both the public and private sectors globally.  Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock.
Important Information
Ambac Financial Group, Inc., ("Ambac") filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") on April 20, 2016 in connection with its 2016 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY AMBAC WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Ambac at http://ir.ambac.com.
Certain Information Regarding Participants
Ambac, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Ambac's stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Ambac's definitive proxy statement for its 2016 Annual Meeting, which was filed with the SEC on April 20, 2016.  To the extent holdings of Ambac’s securities by such persons have changed since the amounts printed in the 2016 definitive proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ambac’s 2016 Annual Meeting. Stockholders may obtain a free copy of the proxy statement and other documents filed by Ambac with the SEC from the sources listed above.
Company Information
Corporate headquarters are located at:
Ambac Financial Group, Inc.
One State Street Plaza
New York, New York 10004
www.ambac.com
Investor Relations Contact:
Abbe Goldstein (212) 208-3222
agoldstein@ambac.com

To obtain a copy of Ambac Financial Group, Inc.’s latest annual or quarterly report filed with the Securities and Exchange Commission or the most recent Annual Report to Stockholders, please visit our website at www.ambac.com.

Ambac Financial Group, Inc.
Quarterly Operating Supplement
First Quarter 2016
Notes:

1)
Internal credit ratings contained in this Supplement are provided solely to indicate the underlying credit quality of guaranteed obligations based on the view of Ambac Assurance, and for Ambac UK related transactions, based on the view of Ambac UK. In cases where Ambac Assurance or Ambac UK has insured multiple tranches of an issue with varying internal ratings, or more than one obligation of an issuer with varying internal ratings, a weighted average rating is used. Ambac Assurance and Ambac UK credit ratings are subject to revision at any time and do not constitute investment advice. Ambac Assurance, or one of its affiliates, has insured the obligations listed and may also provide other products or services to the issuers of these obligations for which Ambac may have received premiums or fees.

2)	Information contained in this report is unaudited.

Consolidated Statements of Income — Quarter

	Three Months Ended
($ in thousands, except share data)	March 31, 2016	December 31, 2015
Revenues:
Net premiums earned:
Normal premiums earned	$37,824	$41,963
Accelerated net premiums earned	14,976	72,500
Total net premiums earned	52,800	114,463
Net investment income:
Securities available-for-sale and short-term	57,982	58,108
Other investments	2,839	6,250
Total net investment income	60,821	64,358
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(48,070)	(23,197)
Portion of other-than-temporary impairment recognized in other comprehensive income	38,736	10,827
Net other-than-temporary impairment losses recognized in earnings	(9,334)	(12,370)
Net realized investment gains	1,102	2,622
Change in fair value of credit derivatives:
Realized gains and other settlements	252	266
Unrealized gains (losses)	12,614	(3,311)
Net change in fair value of credit derivatives	12,866	(3,045)
Derivative products	(83,424)	9,314
Net realized gains on extinguishment of debt	1,235	—
Other income	7,999	1,944
Income (loss) on variable interest entities	(27,163)	(6,561)
Total revenues	16,902	170,725
Expenses:
Losses and loss expense (benefit)	(105,281)	(337,065)
Insurance intangible amortization	50,890	54,357
Operating expenses	28,009	27,300
Interest expense	30,430	30,557
Total expenses (benefit)	4,048	(224,851)
Pre-tax income	12,854	395,576
Provision for income taxes	3,439	8,900
Net income	9,415	386,676
Less: net (gain) loss attributable to noncontrolling interest	—	(308)
Net income attributable to common stockholders	$9,415	$386,984

Net income per share attributable to common stockholders	$0.21	$8.57
Net income per diluted share attributable to common stockholders	$0.21	$8.56

Weighted average number of shares outstanding	45,176,978	45,173,159
Weighted average number of diluted shares outstanding	45,243,997	45,191,070

Consolidated Balance Sheets

($ in thousands, except share data)	March 31, 2016	December 31, 2015
Assets:
Investments:
Fixed income securities, available for sale, at fair value (amortized cost: $5,539,759 and $4,992,756)	$5,650,261	$5,043,776
Fixed income securities pledged as collateral, available for sale, at fair value (amortized cost: $64,667 and $64,612)	64,918	64,555
Short-term investments, available for sale, at fair value (amortized cost: $436,759 and $225,789)	436,760	225,789
Other investments (includes $294,376 and $285,261 at fair value)	320,847	310,600
Total investments	6,472,786	5,644,720
Cash and cash equivalents	29,142	35,744
Receivable for securities	10,196	44,030
Investment income due and accrued	25,386	25,264
Premium receivables	782,078	831,575
Reinsurance recoverable on paid and unpaid losses	27,316	43,999
Deferred ceded premium	86,502	96,758
Subrogation recoverable	660,471	1,229,293
Loans	5,109	5,206
Derivative assets	97,559	84,995
Insurance intangible asset	1,149,966	1,212,112
Other assets	221,206	185,877
Variable interest entity assets	14,150,874	14,288,497
Total assets	$23,718,591	$23,728,070
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$1,192,796	$1,280,282
Loss and loss expense reserves	4,303,547	4,088,106
Ceded premiums payable	47,338	53,494
Obligations under investment agreements	100,358	100,358
Deferred taxes	1,759	2,205
Current taxes	3,372	5,835
Long-term debt	1,115,284	1,124,950
Accrued interest payable	371,688	355,536
Derivative liabilities	408,331	353,358
Other liabilities	68,693	61,134
Payable for securities purchased	16,760	84,690
Variable interest entity liabilities	14,077,034	14,259,776
Total liabilities	$21,706,960	$21,769,724
Stockholders' equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	$—	$—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,047,686 and 45,044,222	450	450
Additional paid-in capital	191,895	190,813
Accumulated other comprehensive income	58,012	15,215
Retained earnings	1,494,181	1,478,439
Treasury stock, shares at cost: 690 and 8,202	(12)	(118)
Total Ambac Financial Group, Inc. stockholders’ equity	1,744,526	1,684,799
Noncontrolling interest	267,105	273,547
Total stockholders’ equity	2,011,631	1,958,346
Total liabilities and stockholders’ equity	$23,718,591	$23,728,070
Number of shares outstanding (net of treasury shares)	45,046,996	45,036,020
Ambac Financial Group, Inc. book value per share	$38.73	$37.41

Key Quarterly Financial Data

($ in millions, except share data)	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015
Summary GAAP Financial Data:
Statement of Total Comprehensive Income:
Net premiums earned	$53	$114	$72	$61	$66
Net investment income	61	64	64	65	73
Change in fair value of credit derivatives	13	(3)	37	10	(2)
Income (loss) on variable interest entities (VIEs)	(27)	(7)	(21)	53	7
Losses and loss expenses (benefit) (1)	(105)	(337)	(133)	(147)	(151)
Insurance intangible amortization	51	54	40	38	37
Operating expenses	28	27	25	26	25
Interest expense	30	31	30	28	28
Goodwill impairment	—	—	515	—	—
Net income (loss) attributable to Ambac common stockholders	9	387	(391)	283	215
Net income (loss) per diluted share	$0.21	$8.56	$(8.66)	$6.05	$4.57

Balance Sheets:
Total non-VIE investments	$6,473	$5,645	$5,702	$5,479	$5,484
Premium receivable	782	832	895	937	952
Insurance intangible asset	1,150	1,212	1,279	1,339	1,347
Goodwill	—	—	—	515	515
Subrogation recoverable	660	1,229	982	981	984
Total VIE assets	14,151	14,288	14,875	15,762	15,507
Total assets	23,719	23,728	24,267	25,514	25,387
Unearned premium revenue	1,193	1,280	1,428	1,528	1,584
Loss and loss expense reserve	4,304	4,088	4,238	4,367	4,476
Obligations under investment agreements	100	100	100	112	112
Long-term debt (2)	1,115	1,125	1,123	978	979
Ambac stockholders' equity	$1,745	$1,685	$1,355	$1,773	$1,563

Non GAAP Measurements:
Operating earnings	$218	$481	$171	$266	$248
Adjusted book value	1,311	1,116	802	742	479

Summary Statutory Data of Ambac Assurance:
Invested assets	$5,439	$4,783	$4,758	$4,513	$4,403
Loss and loss expense reserves (3)	5,006	5,105	5,159	5,179	5,204
Estimated impairment losses on subsidiary guarantees	9	—	4	9	2
Policyholders' Surplus	646	625	351	235	100
Qualified statutory capital	1,038	1,017	618	463	300
Total claims-paying resources, including Ambac UK (3)	$8,899	$9,052	$8,817	$8,812	$8,660

1)
Under the amended Segregated Account Rehabilitation Plan, holders of permitted policy claims will receive an initial interim cash payment for a portion of such policy claim (“Interim Payment”), together with the right to receive a deferred payment equal to the balance of the unpaid policy claim, as may be adjusted from time to time pursuant to the terms of the amended Segregated Account Rehabilitation Plan (“Deferred Amount”). Payments of Deferred Amounts will be made at such times as the Rehabilitator deems appropriate in his sole discretion. Deferred Amounts will generally accrue and compound interest at an annual effective rate of 5.1%. Includes interest expense on Deferred Amounts of $41.8, $41.7, $40.7, $39.6 and $39.9 for the first quarter of 2016 and fourth, third, second and first quarters of 2015, respectively.

2)
Long-term debt includes surplus notes issued and outstanding to third parties by Ambac Assurance Corporation and the Segregated Account of Ambac Assurance Corporation and notes issued and outstanding to third parties under a secured borrowing transaction executed in the third quarter of 2015. Long-term debt for all years excludes the portion of long-term debt associated with variable interest entities consolidated as a result of Ambac's variable interest arising from the financial guarantees of its subsidiaries.

3)	Loss and loss expense reserves and total claims-paying resources present loss and loss expense reserves before the recorded statutory benefit for expected subrogation receipts.

Key Yearly Financial Data

	Successor (1)				Predecessor (1)
($ in millions, except share data)	YTD 2016	2015	2014	Eight Months Ended Dec. 31, 2013	Four Months Ended Apr. 30, 2013	2012
Summary GAAP Financial Data:
Statement of Total Comprehensive Income:
Net premiums earned	$53	$313	$246	$214	$130	$415
Net investment income (2)	61	266	301	146	117	383
Change in fair value of credit derivatives	13	42	24	193	(60)	(9)
Income (loss) on variable interest entities (VIEs)	(27)	32	(32)	(49)	427	28
Losses and loss expenses (benefit) (3)	(105)	(769)	(546)	(185)	(38)	684
Insurance intangible amortization (2)	51	170	152	100	—	—
Operating expenses (2)	28	103	101	69	45	139
Interest expense (2)	30	117	127	85	31	112
Goodwill impairment (2)	—	515	—	—	—	—
Reorganization items (2)	—	—	—	—	(2,745)	7
Net income (loss) attributable to Ambac common stockholders (2)	9	493	484	505	3,349	(257)
Net income (loss) per diluted share (2)	$0.21	$10.72	$10.31	$10.91	n.m.	n.m.

Balance Sheets:
Total non-VIE investments	$6,473	$5,645	$5,507	$6,524	$6,457	$6,330
Premium receivable	782	832	1,001	1,453	1,532	1,621
Insurance intangible asset (2)	1,150	1,212	1,411	1,598	1,659	—
Goodwill (2)	—	—	515	515	515	—
Subrogation recoverable	660	1,229	953	499	534	497
Total VIE assets	14,151	14,288	15,126	15,989	17,460	17,842
Total assets (2)	23,719	23,728	25,160	27,092	28,842	27,074
Unearned premium revenue	1,193	1,280	1,674	2,256	2,482	2,778
Loss and loss expense reserve	4,304	4,088	4,752	5,969	6,106	6,619
Obligations under investment agreements	100	100	160	359	365	362
Long-term debt (2)(4)	1,115	1,125	971	963	940	150
Liabilities subject to compromise (2) (4)	—	—	—	—	—	1,705
Ambac stockholders' equity (deficit) (2)	$1,745	$1,685	$1,399	$703	$185	$(3,908)

Non GAAP Measurements:
Operating earnings	$218	$1,165	$683	$688
Adjusted book value	1,311	1,116	337	(50)

Summary Statutory Data of Ambac Assurance:
Invested assets	$5,439	$4,783	$4,422	$5,747		$5,168
Loss and loss expense reserves (5)	5,006	5,105	5,259	6,538		6,275
Estimated impairment losses on subsidiary guarantees	9	—	5	57		144
Policyholders' Surplus	646	625	100	840		100
Qualified statutory capital	1,038	1,017	269	906		633
Total claims-paying resources, including Ambac UK (5)	$8,899	$9,052	$8,674	$10,196		$9,841

1)
Following the Company’s emergence from bankruptcy on May 1, 2013, the consolidated financial statements reflect the application of fresh start reporting (“Fresh Start”), incorporating, among other things, the discharge of debt obligations, issuance of new common stock and fair value adjustments. The effects of the reorganization and Fresh Start adjustments are recorded in Predecessor Ambac’s Consolidated Statement of Total Comprehensive Income for the period ended April 30, 2013.

2)	As a result of the implementation of Fresh Start, results and balances are not comparable between Successor Ambac and Predecessor Ambac.

3)
Under the amended Segregated Account Rehabilitation Plan, holders of permitted policy claims will receive an initial interim cash payment for a portion of such policy claim (“Interim Payment”), together with the right to receive a deferred payment equal to the balance of the unpaid policy claim, as may be adjusted from time to time pursuant to the terms of the amended Segregated Account Rehabilitation Plan (“Deferred Amount”). Payments of Deferred Amounts will be made at such times as the Rehabilitator deems appropriate in his sole discretion. Deferred Amounts will generally accrue and compound interest at an annual effective rate of 5.1%. Includes interest expense on Deferred Amounts of $41.8, $161.9 and $411.7 for the three months ended March 31, 2016 and for the years ended December 31, 2015 and 2014, respectively.

4)
Long-term debt includes surplus notes issued and outstanding to third parties by Ambac Assurance Corporation and the Segregated Account of Ambac Assurance Corporation and notes issued and outstanding to third parties under a secured borrowing transaction executed in the third quarter of 2015. Long-term debt for all years excludes the portion of long-term debt associated with variable interest entities consolidated as a result of Ambac's variable interest arising from the financial guarantees of its subsidiaries. Long-term debt associated with Predecessor Ambac Financial Group is included under liabilities subject to compromise.

5)	Loss and loss expense reserves and total claims-paying resources present loss and loss expense reserves before the recorded statutory benefit for expected subrogation receipts.

Non-GAAP Financial Measures (1)
($ in millions, except share amounts)

	1Q2016		4Q2015		3Q2015		2Q 2015		1Q 2015
Operating Earnings:	$	P.D.S. (2)	$	P.D.S. (2)	$	P.D.S. (2)	$	P.D.S. (2)	$	P.D.S. (2)
Net income (loss) attributable to common stockholders	$9.4	$0.21	$387.0	$8.56	$(391.0)	$(8.66)	$282.7	$6.05	$214.7	$4.57
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(1.3)	(0.03)	2.7	0.06	(34.1)	(0.76)	(9.7)	(0.21)	4.4	0.09
Financial guarantee VIEs consolidated	155.8	3.44	21.1	0.47	30.5	0.68	(16.4)	(0.35)	(26.2)	(0.56)
Insurance intangible amortization	50.9	1.13	54.4	1.20	39.7	0.88	38.1	0.82	37.4	0.80
Impairment of goodwill	—	—	—	—	514.5	11.39	—	—	—	—
Foreign exchange (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	7.2	0.16	10.6	0.23	14.7	0.32	(25.7)	(0.55)	29.9	0.64
Fair value (gain) loss on derivatives from Ambac CVA	(3.9)	(0.09)	5.2	0.12	(3.8)	(0.08)	(3.0)	(0.06)	(12.6)	(0.27)
Operating earnings	$218.1	$4.82	$481.0	$10.64	$170.5	$3.77	$266.0	$5.70	$247.6	$5.27

	March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
Adjusted Book Value:	$	P.S. (3)	$	P.S. (3)	$	P.S. (3)	$	P.S. (3)	$	P.S. (3)
Total Ambac Financial Group, Inc. stockholders' equity	$1,744.5	$38.73	$1,684.8	$37.41	$1,355.0	$30.10	$1,772.9	$39.39	$1,563.3	$34.74
Adjustments:
Non-credit impairment fair value losses on credit derivatives	17.7	0.39	19.0	0.42	16.3	0.36	50.4	1.12	60.1	1.34
Financial guarantee VIEs consolidated	(142.4)	(3.16)	(302.8)	(6.72)	(327.0)	(7.26)	(363.1)	(8.07)	(338.3)	(7.52)
Insurance intangible asset	(1,150.0)	(25.53)	(1,212.1)	(26.91)	(1,279.4)	(28.42)	(1,339.4)	(29.76)	(1,347.3)	(29.94)
Goodwill	—	—	—	—	—	—	(514.5)	(11.43)	(514.5)	(11.43)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(82.6)	(1.83)	(78.7)	(1.75)	(84.0)	(1.86)	(80.2)	(1.78)	(77.2)	(1.72)
Net unearned premiums and fees in excess of expected losses	1,034.5	22.96	1,056.6	23.46	1,208.5	26.84	1,295.2	28.78	1,326.1	29.46
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(110.8)	(2.46)	(51.0)	(1.13)	(87.8)	(1.95)	(79.4)	(1.76)	(193.2)	(4.29)
Adjusted book value	$1,310.9	$29.10	$1,115.8	$24.78	$801.6	$17.81	$741.9	$16.49	$479.0	$10.64

1)
In addition to reporting Ambac's financial results in accordance with GAAP, Ambac reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that Ambac believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for Ambac's GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.

2)	Per diluted share.

3)	Per share.

Ambac Assurance — Claims-Paying Resources (1) and Statutory Financial Ratios

($ in thousands, except ratios)	March 31, 2016	December 31, 2015
Policyholders' surplus (2)	$646,492	$624,795
Contingency reserve	391,856	391,856
Qualified statutory capital	1,038,348	1,016,651
Unearned premiums	612,450	647,936
Loss and loss adjustment expenses (3)	5,006,274	5,105,428
Surplus notes classified as a liability	921,228	932,402
Estimated impairment losses on subsidiary guarantees	8,600	—
Policyholders' reserves	7,586,900	7,702,417
Present value of future installment premiums (4)	315,938	338,164
Ambac Assurance claims-paying resources	7,902,838	8,040,581
Ambac UK claims-paying resources (5)	996,387	1,011,264
Total claims-paying resources	$8,899,225	$9,051,845

Net financial guarantees in force (6)
Ambac Assurance	$135,017,983	$145,186,612
Ambac UK	25,029,164	25,813,227
Total net financial guarantees in force	$160,047,147	$170,999,839

Total claims-paying ratio (7)	18: 1	19: 1

1)	Total claims-paying resources quantifies total resources available to pay claims, including guarantees on subsidiary obligations.

2)
Junior surplus notes with a par value of $377,012 and $378,039 as of March 31, 2016 and December 31, 2015, respectively, are included in the capital and surplus subject to limitations due to the Minimum Surplus Amount.

3)
Loss and loss expense reserves are presented before the recorded statutory benefit for expected subrogation receipts of $2,460,550 (R&W subrogation receipts of $1,679,321 and other subrogation receipts of $781,229) and $3,234,588 (R&W subrogation receipts of $2,646,123 and other subrogation receipts of $588,465) at March 31, 2016 and December 31, 2015, respectively.

4)
Present value of future installment premiums includes premiums on installment financial guarantee insurance contracts (excluding Ambac UK) and credit derivatives. Present value calculations are discounted at 5.1%.

5)
Ambac UK's claims paying resources will become available to Ambac Assurance only to the extent Ambac UK receives approval from its regulator to dividend monies to Ambac Assurance. Components of Ambac UK's claims paying resources are discounted at Ambac UK's projected investment rate of return. Ambac UK's claims-paying resources primarily consist of the present value of future installment premiums of approximately $406,666 at March 31, 2016.

6)	Financial guarantees in force represents the amount of principal and interest outstanding on a guaranteed obligation.

7)	Total claims-paying ratio is net financial guarantees in force divided by total claims-paying resources.

Ambac Assurance — Rollforward of Statutory Policyholders' Surplus

	Three Months Ended	Year Ended
($ in thousands)	March 31, 2016	December 31, 2015
Policyholders' Surplus, beginning of period (1)	$624,795	$100,000
Net income (2)	21,574	772,282
Change in contingency reserves	—	(222,528)
Change in investments (3)	1,017	(26,133)
Other changes in surplus	(894)	1,174
Policyholders' Surplus, end of period (1)	$646,492	$624,795

1)
Pursuant to a prescribed practice by the Wisconsin Insurance Commissioner, the results of the Segregated Account are not included in Ambac Assurance’s statutory financial statements if it causes Ambac Assurance’s surplus to drop below the Minimum Surplus Amount.

2)	Net income for the three months ended March 31, 2016 and the year ended December 31, 2015 includes an expense of $41,811 and $161,901, respectively, for the accrual of interest on Deferred Amounts.

3)
Includes non-income statement changes in investments such as changes in non-admitted investments, changes in valuation of investments carried at fair value, deferred gains from sales of investments to subsidiaries and changes in Ambac's investment in subsidiaries, excluding dividends. Change in investments for the year ended December 31, 2015 includes a reduction in surplus of $27,675 related to a deferred gain on sale of securities to a subsidiary.

Ambac Assurance Segregated Account, in Rehabilitation — Claims Paying Position (1)

($ in thousands)	March 31, 2016	December 31, 2015
Liabilities allocated from Ambac Assurance (2)	$4,585,730	$4,615,637
Surplus notes classified as a liability	39,102	39,102
Total Segregated Account policy related obligations	4,624,832	4,654,739

Policy related obligations ceded to Ambac Assurance (3)	4,624,832	4,654,739
Junior surplus notes ceded to Ambac Assurance (3)	377,012	378,039
Other Segregated Account Net Assets	9,352	9,594
Total Segregated Account resources available	5,011,196	5,042,372

Segregated Account policyholders' surplus	$386,364	$387,633

1)	Total resources available to pay claims at Ambac Assurance are the same resources available to pay claims at the Segregated Account subject to limitations discussed in footnote (3) below.

2)
Pursuant to the Plan of Operation for the Segregated Account, Ambac Assurance has allocated certain policies to the Segregated Account, including (i) residential mortgage-backed securities, (ii) student loans, (iii) collateralized debt obligations and (iv) other policies insuring obligations with substantial projected impairments or relating to transactions which have contractual triggers based upon Ambac Assurance’s financial condition or the commencement of rehabilitation, which triggers are potentially damaging. Please refer to Ambac's filings with the Securities and Exchange Commission for further information.

3)	Cessions to Ambac Assurance via an excess of loss reinsurance agreement are limited by Ambac Assurance maintaining the Minimum Surplus Amount of $100,000.

Ratio of Net Claims Recorded (1)

	Successor				Predecessor
				Eight Months	Four Months
				ended	ended
	March 31,		December 31,	December 31,	April 30,	December 31,
($ in thousands)	2016	2015	2014	2013	2013	2012

Net claims paid (recovered) - Insurance (2) (3)	$(922,023)	$36,630	$922,481	$(92,480)	$(31,147)	$932,930
Change in net unpaid claims - Insurance (3)	16,242	22,861	(959,304)	241,916	274,222	619,431
Total net claims recorded	$(905,781)	$59,491	$(36,823)	$149,436	$243,075	$1,552,361
Net insurance premiums earned and credit derivative fees	$53,052	$315,380	$249,403	$223,296	$133,444	$428,317
Ratio of net claims recorded (4)	(1,707.3)%	18.9%	(14.8)%	66.9%	182.2%	362.4%

Estimated Future Gross RMBS Claims Presented (5)
					Projected as of
($ in thousands)					March 31 2016	December 31 2015

2016 (Nine months for March 31, 2016, Full year for December 31, 2015)					$(51,491)	$(37,781)
2017					11,445	54,399
2018					38,445	83,723
2019					62,312	87,270
2020					56,127	78,952
2021					48,425	58,857

2016 (Nine months for March 31, 2016, Full year for December 31, 2015)					$(51,491)	$(37,781)
2017-2021					216,754	363,201
2022-2026					115,976	134,918
2027-2031					36,844	38,680
2032-2036					26,528	31,758
After 2036					680,549	690,787
Total					$1,025,160	$1,221,563

1)
Net claims recorded is net of reinsurance and includes (i) claims paid (recovered), including commutation payments; and (ii) changes to claims presented and not yet presented for policies which were allocated to the Segregated Account. Net claims recorded does not include interest accrued or paid on Deferred Amounts.

2)
Net claims paid (recovered) are net of subrogation received of $1,054,753, $308,369, $500,485, $292,067, $160,355 and $222,205, three months ended March 31, 2016, the years ended December 31, 2015 and 2014, the eight months ended December 31, 2013, the four months ended April 30, 2013 and the year ended December 31, 2012, respectively. Included in the three months ended March 31, 2016, is $992.8 million ($995 million gross of reinsurance) received from the settlement of representation and warranty related litigation with JP Morgan.

3)
On March 24, 2010, Ambac Assurance established a Segregated Account.  The purpose of the Segregated Account is to segregate certain Ambac Assurance liabilities, and in connection with such segregation Ambac Assurance has allocated certain policies to the Segregated Account. On June 4, 2012, the Rehabilitation Court approved the Rehabilitator's motion to make partial interim policy claim payments to Segregated Account policyholders.  As a result, the Segregated Account paid 25% of each permitted policy claim that has arisen since the commencement of the Segregated Account Rehabilitation Proceedings. In August 2013, the Segregated Account began to make cash payments in excess of 25% of permitted claims on certain policies. The Segregated Account Rehabilitation Plan, as amended, became effective on June 12, 2014. Under the Segregated Account Rehabilitation Plan, as amended, holders of permitted policy claims will receive an Interim Payment, together with the right to receive a Deferred Amount. Payments of Deferred Amounts will be made at such times as the Rehabilitator deems appropriate in his sole discretion. Following the effective date of the Segregated Account Rehabilitation Plan, as amended, the percentage of the initial cash interim policy claim payments increased from 25% to 45% with effect from July 21, 2014. As per the Segregated Account Rehabilitation Plan, as amended, Deferred Amounts will generally accrue and compound interest at an annual effective rate of 5.1%. A portion of Deferred Amounts outstanding as of July 20, 2014 (the “Reconciliation Date”) (together with interest thereon), if still outstanding, was paid on December 22, 2014 in accordance with the Segregated Account Rehabilitation Plan, as amended, such that those policyholders that received 25% (and not 45%) cash Interim Payments in respect of their permitted policy claims were generally entitled to receive equalizing payments in cash of 26.67% of their Deferred Amounts (including accrued interest thereon) outstanding as of the Reconciliation Date. The equalizing payments of Deferred Amounts, excluding the payments on accrued interest, were $1,054,965 which reduced unpaid claims and increased net claims paid. In addition to the equalizing payments on Deferred Amounts, $82,237 of interest accrued on Deferred Amounts was paid. Refer to Ambac's filings with the Securities and Exchange Commission for further discussion of the Segregated Account Rehabilitation Plan, as amended. At March 31, 2016, claims that have been presented and not paid by the Segregated Account are $3,516,822, including $532,828 of accrued interest on Deferred Amounts.

4)	Ratio of net claims recorded is total net claims recorded divided by net premiums earned and fees on credit derivative contracts.

5)
Represents management's estimate of undiscounted future RMBS claims presented, gross of reinsurance and representation and warranty subrogation recoveries. Future claims recorded in these tables exclude RMBS claims presented and unpaid of $2,972,231and $2,957,474 as of March 31, 2016 and December 31, 2015, respectively, and Ambac's undiscounted estimate of representation and warranty subrogation recoverables of $1,861,904 and $2,841,291 at March 31, 2016, December 31, 2015, respectively. Actual claims presented may differ from estimates.

Summary of Net Insurance Loss Reserves (GAAP) and Credit Derivative Impairments

	Successor				Predecessor
	March 31,		December 31,		December 31,
($ in thousands)	2016	2015	2014	2013	2012
Total insurance reserves, net of reinsurance (1)	$3,615,598	$2,814,754	$3,698,378	$5,347,877	$5,974,731
Estimated credit impairment losses on credit derivatives (2)	4,259	15,560	17,804	21,531	46,469
Total impairment losses (3)(4)	3,619,857	2,830,314	3,716,182	5,369,408	6,021,200
Mark-to-market reserve on credit derivatives (2)	17,670	18,983	55,655	72,791	167,116
Grand total net insurance loss reserves and credit derivatives	$3,637,527	$2,849,297	$3,771,837	$5,442,199	$6,188,316

Summary of Insured Exposures With Impairment Losses

($ in thousands)		Segregated Account Net Par Outstanding (5)	Total Net Par Outstanding	Total Impairment Losses (3)(4)
Public Finance:
Lease & tax backed		$—	$2,147,412	$320,951
Housing		—	126,397	24,294
Transportation revenue		29,475	518,516	63,753
General obligation		—	1,956,543	105,484
Other		—	142,451	1,023
Total Public Finance		29,475	4,891,319	515,505
Structured Finance:
Mortgage-backed & home equity — first lien & other		5,056,465	5,056,465	2,226,940
Mortgage-backed & home equity — second lien		2,618,213	2,618,213	143,151
Student loans		642,473	642,473	281,848
Other		137,000	1,051,362	419,086
Total Structured Finance		8,454,151	9,368,513	3,071,025
International Finance:		72,136	482,457	33,327
Total		$8,555,762	$14,742,289	$3,619,857

1)
Under the Segregated Account Rehabilitation Plan, as amended, holders of permitted policy claims will receive an Interim Payment, together with the right to receive a Deferred Amount. Payments of Deferred Amounts will be made at such times as the Rehabilitator deems appropriate in his sole discretion. Deferred Amounts will generally accrue and compound interest at an annual effective rate of 5.1%. As of March 31, 2016, December 31, 2015 and 2014, $3,516,822, $3,458,771 and $3,274,216, of claims remain unpaid, respectively, including $532,828, $491,017 and $329,227 of interest accrued on Deferred Amounts, respectively. Total insurance reserves are inclusive of these unpaid claims.

2)
Total net mark-to-market losses are $21,929, $34,543, $73,459, $94,322 and $213,585, as of March 31, 2016, December 31, 2015, 2014, 2013 and 2012, respectively, and are reported on the consolidated balance sheet under derivative assets and liabilities.

3)
Total estimated impairment losses includes insurance loss and loss expense reserves, net of estimated representation and warranty subrogation recoverables of $1,827,690 ($1,855,073 gross of reinsurance) and estimated credit impairment losses on credit derivatives. Additionally, it excludes impairment losses eliminated as a result of the Consolidations Accounting Standard of $66,607.

4)	Total estimated impairment losses includes loss and loss expenses relating to insurance policies issued by Ambac UK of $441,255.

5)
On March 24, 2010, Ambac Assurance established a Segregated Account.  The purpose of the Segregated Account is to segregate certain Ambac Assurance liabilities, and in connection with such segregation Ambac Assurance has allocated certain insurance policies to the Segregated Account. Please see discussion in Ambac's filings with the Securities and Exchange Commission for further information.

Net Insurance Premiums Earned and Fees on Credit Derivatives (GAAP)

					Year-to
($ in thousands)	1Q	2Q	3Q	4Q	Date
2016:
Public Finance	$21,651	$—	$—	$—	$21,651
Structured Finance (1)	7,418	—	—	—	7,418
International Finance	8,755	—	—	—	8,755
Total Normal Insurance Premiums Earned	37,824	—	—	—	37,824
Accelerated Premiums Earned	14,976	—	—	—	14,976
Total Premiums Earned	$52,800	$—	$—	$—	$52,800
Fees on credit derivative contracts	$252	$—	$—	$—	$252

					Full
($ in thousands)	1Q	2Q	3Q	4Q	Year
2015:
Public Finance	$23,910	$25,531	$24,471	$23,198	$97,110
Structured Finance (1)	7,619	10,499	7,601	8,443	34,162
International Finance	11,337	11,208	11,094	10,322	43,961
Total Normal Insurance Premiums Earned	42,866	47,238	43,166	41,963	175,233
Accelerated Premiums Earned	22,852	13,641	28,369	72,500	137,362
Total Premiums Earned	$65,718	$60,879	$71,535	$114,463	$312,595
Fees on credit derivative contracts	$419	$407	$1,693	$266	$2,785

Net Unearned Premium Amortization and Estimated Future Installment Premiums

		Net Unearned	Fees on
		Premium	Credit	Estimated
		Amortization	Derivative	Net Future	Consolidated
($ in millions)		(GAAP) (2)	Contracts (3)	Installments (3)	VIE
2016 (Nine months)		$88.4	$0.9	$53.1	$13.2
2017		96.1	0.8	66.0	16.6
2018		84.2	0.7	67.8	16.0
2019		77.9	0.6	54.1	14.9
2020		73.4	0.7	50.6	14.1
2021		67.4	0.7	43.0	12.9

2016 (Nine months)		$88.4	$0.9	$53.1	$13.2
2017-2021		399.0	3.5	281.5	74.5
2022-2026		274.9	0.7	180.8	54.0
2027-2031		186.1	—	142.2	32.9
2032-2036		102.5	—	90.8	18.4
After 2036		55.4	—	53.0	—
Total		$1,106.3	$5.1	$801.4	$193.0

1)
Reductions/(increases) to net insurance premiums earned for changes in premium receivables deemed uncollectible were ($13) for the first quarter of 2016, and $1,155, ($1,904), $745 and ($513) for the first, second, third and fourth quarters of 2015, respectively.

2)
Represents unearned premium amounts for both upfront and installment paying policies, net of deferred ceded premiums, which is reported separately as an asset on Ambac's Consolidated Balance Sheet. Depicts amortization of existing guaranteed portfolio, assuming no advance refunding as of March 31, 2016. Actual future installments may differ from estimated because borrowers may have the right to call or terminate a transaction or the guaranteed obligation may be subject to prepayment. The unearned premium amortization disclosed in the above table consider the use of contractual lives for many bond types that do not have homogeneous pools of underlying collateral, which results in a higher unearned premium than if expected lives were considered. If those bond types are retired early, premium earnings may be negative in the period of call or refinancing.

3)
Represents management's undiscounted estimate of fees on credit derivative contracts and future installment premium collections net of reinsurance. Actual premium collections may differ from estimated because borrowers may have the right to call or terminate a transaction or the guaranteed obligation may be subject to prepayment. Estimated net future installments exclude amounts eliminated as a result of consolidating variable interest entities ("Consolidated VIE") as required under the Consolidations Accounting Standard.

Investment Portfolio
As of March 31, 2016

	U.S. GAAP	U.S. GAAP	Pre-tax
INCOME ANALYSIS BY TYPE OF SECURITY	Carrying	Book	Yield to
Investment category ($ in thousands)	Value	Value	Maturity (1)
Financial Guarantee investments:
Long-term investments
U.S. government and agency obligation	$79,889	$79,660	0.93%
Municipal obligations (2)(3)	385,830	380,190	3.74%
Corporate obligation	1,585,748	1,568,933	2.72%
Ambac insured residential mortgage-backed and student loan securities (3)	2,144,965	2,091,735	10.01%
Mortgage and asset-backed securities	898,976	895,339	3.06%
Total long-term investments	5,095,408	5,015,857	5.87%
Short-term investments	407,850	407,849	0.39%
Other	1,214	1,214
Total Financial Guarantee investments excluding Ambac UK	5,504,472	5,424,920	5.46%
Ambac UK Investments (3)(4)	599,221	559,215	4.44%
Total Financial Guarantee investments	6,103,693	5,984,135	5.41%
Financial Services investments: (5)
Long-term investments
Mortgage and asset-backed securities	109,480	109,448
Total long-term investments	109,480	109,448
Short-term investments	449	449
Total Financial Services investments	109,929	109,897
Corporate investments:
Long-term investments
Ambac insured residential mortgage-backed securities (3) (7)	81,231	89,832
Mortgage and asset-backed securities	129,771	130,006
Total long-term investments	211,002	219,838
Short-term investments	21,691	21,691
Other (6)	26,471	26,471
Total Corporate investments	259,164	268,000
Total Investments	$6,472,786	$6,362,032
RATINGS DISTRIBUTION OF THE FIXED INCOME INVESTMENT PORTFOLIO (3)(8)

Duration of financial guarantee investment portfolio (3)	3.3

1)
“Yield to maturity” refers to the rate of interest to be earned over the expected remaining life of the investments in the portfolio, and is calculated based on book value, estimated future cash flows and call schedules. Actual maturities may differ from stated maturities because borrowers may have the right to call or prepay obligations. For floating rate positions "yield to maturity" is based on the current interest rate and not forward rates.

2)	Includes taxable and tax-exempt municipal obligations with a fair value of $281,375 and $104,455, respectively.

3)
BIG and not rated securities include Ambac insured bonds that Ambac has internally rated BIG. These securities represent 38% and 39% of the consolidated fair value of the fixed income investment portfolio at March 31, 2016 and December 31, 2015, respectively, and are excluded from the company's measure of duration.

4)	Includes fixed income investments as well as pooled investment funds. The pre-tax yield to maturity is from the fixed income portfolio only.

5)	Financial Services investments relate primarily to the investment agreement business.

6)	Represents equity interest in an unconsolidated subsidiary in connection with the sale of Segregated Account Junior Surplus Note in August 2014.

7)	Excludes $13,132 million fair value of Ambac Assurance surplus notes owned by Ambac Financial Group, Inc. that is eliminated in consolidation.

8)
Ratings are based on the lower of Moody's or S&P ratings. If ratings are unavailable from Moody's or S&P, Fitch ratings are used. If guaranteed, rating represents the higher of the underlying or wrapped rating. Rating distribution is calculated based on fair value.

Expenses Analysis (GAAP)

					Year-to
($ in thousands)	1Q	2Q	3Q	4Q	Date
2016:
Financial Guarantee operating expenses:
Compensation	$13,155	$—	$—	$—	$13,155
Non-compensation	9,791	—	—	—	9,791
Total Financial Guarantee operating expenses	22,946	—	—	—	22,946
Financial Services operating expenses	566	—	—	—	566
Corporate and other operating expenses	3,530	—	—	—	3,530
Total gross operating expenses	27,042	—	—	—	27,042
Ceding commissions	967	—	—	—	967
Total operating expenses	$28,009	$—	$—	$—	$28,009

					Full
($ in thousands)	1Q	2Q	3Q	4Q	Year
2015:
Financial Guarantee operating expenses:
Compensation	$12,381	$13,225	$12,448	$10,917	$48,971
Non-compensation	10,220	9,754	10,044	11,994	42,012
Total Financial Guarantee operating expenses	22,601	22,979	22,492	22,911	90,983
Financial Services operating expenses	632	517	598	602	2,349
Corporate and other operating expenses	1,352	2,196	1,900	3,474	8,922
Total gross operating expenses	24,585	25,692	24,990	26,987	102,254
Ceding commissions	(62)	181	16	313	448
Total operating expenses	$24,523	$25,873	$25,006	$27,300	$102,702

Historical Net Financial Guarantee Exposures Outstanding (1)(2)

					Segregated
					Account
	March 31,	December 31,			March 31,
($ in millions net par value)	2016	2015	2014	2013	2016
Public Finance (3):
Lease and tax-backed revenue	$20,036	$22,060	$33,411	$41,858	$—
General obligation	15,023	15,946	22,699	29,115	—
Utility revenue	7,049	8,218	11,687	14,933	26
Housing revenue	6,719	6,810	7,108	7,439	—
Transportation revenue	5,076	5,589	7,738	9,653	230
Higher education	3,219	3,439	6,389	7,810	—
Health care revenue	2,174	2,234	3,106	3,903	85
Other	1,100	1,140	1,310	1,351	—
Total Public Finance	60,396	65,436	93,448	116,062	341
Structured Finance:
Mortgage-backed and home equity	10,930	11,387	13,686	16,026	10,930
Investor-owned utilities	4,827	4,921	5,411	5,881	46
Student loan	1,684	2,323	3,390	4,357	1,684
Asset-backed	758	1,140	1,335	2,361	—
CDOs	294	306	637	897	124
Other	1,725	1,737	1,875	1,890	180
Total Structured Finance	20,218	21,814	26,334	31,412	12,964
International Finance (4):
Investor-owned and public utilities	7,146	7,208	8,455	9,595	—
Sovereign/sub-sovereign	6,014	6,218	6,758	7,394	—
Asset-backed	3,506	3,870	4,442	6,884	—
Transportation	2,159	2,118	3,425	5,021	338
Mortgage-backed and home equity	328	347	410	484	—
CDOs	190	190	233	822	190
Other	1,088	1,098	1,229	1,418	—
Total International Finance	20,431	21,049	24,952	31,618	528
Total	$101,045	$108,299	$144,734	$179,092	$13,833

Percent of Total Net Par Outstanding
Public Finance	59.8%	60.4%	64.6%	64.8%	2.5%
Structured Finance	20.0%	20.1%	18.2%	17.5%	93.7%
International Finance	20.2%	19.5%	17.2%	17.7%	3.8%
Total Net Par Outstanding	100.0%	100.0%	100.0%	100.0%	100.0%

1)	Includes structured credit derivative net par outstanding of $933, $971, $1,530 and $2,776 at March 31, 2016, December 31, 2015, 2014 and 2013, respectively.

2)	Includes exposure allocated to the Segregated Account.

3)	Net par exposures within the U.S. public finance market include capital appreciation bonds which are reported at the par amount at the time of issuance of the insurance policy.

4)	International transactions include components of domestic exposure.

Geographic Distribution of Net Financial Guarantee Exposures Outstanding

	March 31,		December 31,
($ millions net par value)	2016	%	2015	2014	2013
Domestic:
California	$14,674	14.5%	$15,461	$20,744	$25,657
New York	4,860	4.8%	5,719	9,245	11,577
Florida	4,078	4.0%	4,481	6,805	8,545
New Jersey	4,121	4.1%	4,422	5,464	6,559
Texas	3,542	3.5%	3,916	6,095	7,431
Illinois	3,282	3.2%	3,599	4,326	5,730
Colorado	3,241	3.2%	3,313	3,574	3,741
Pennsylvania	2,405	2.4%	2,414	3,082	3,906
Puerto Rico	2,163	2.1%	2,163	2,437	2,485
Massachusetts	2,071	2.0%	2,157	4,154	4,689
Mortgage and asset-backed	11,688	11.6%	12,527	15,021	18,387
Other domestic	24,489	24.2%	27,078	38,835	48,767
Total Domestic	80,614	79.8%	87,250	119,782	147,474
International:
United Kingdom	14,962	14.8%	15,494	17,998	21,282
Australia	1,938	1.9%	1,851	2,168	3,331
Italy	994	1.0%	948	1,415	2,412
Austria	773	0.8%	737	841	967
France	297	0.3%	288	88	98
Internationally diversified	719	0.7%	974	1,225	1,918
Other international	748	0.7%	757	1,217	1,610
Total International Finance	20,431	20.2%	21,049	24,952	31,618
Total	$101,045	100.0%	$108,299	$144,734	$179,092

Rating Distribution of Net Financial guarantee Exposures Outstanding (1)

(1)	Based upon internal Ambac ratings. See Note 1 on the Table of Contents page.

25 Largest Domestic Public Finance Exposures (1)

($ in millions)	Ambac Rating (2)	Net Par Outstanding	% of Total Net Par Outstanding
New Jersey Transportation Trust Fund Authority - Transportation System	BBB+	$1,650	1.6%
California State - GO	A	1,611	1.6%
Puerto Rico Sales Tax Financing Corporation - Senior Sales Tax Revenue	BIG	805	0.8%
Massachusetts Commonwealth - GO	AA	802	0.8%
Chicago, IL - GO	BBB-	586	0.6%
Mets Queens Baseball Stadium Project, NY, Lease Revenue	BIG	572	0.6%
Alameda Corridor Transportation Authority, Transportation Revenue	BBB	508	0.5%
Puerto Rico Infrastructure Financing Authority, Special Tax Revenue	BIG	503	0.5%
Hickam Community Housing LLC	BBB	479	0.5%
Puerto Rico Highways & Transportation Authority, Transportation Revenue	BIG	472	0.5%
Metropolitan Washington Airports Authority, DC, Airport System Revenue	AA-	448	0.4%
Bragg Communities, LLC	A-	442	0.4%
City of San Jose California Airport Revenue Bonds	A	425	0.4%
Hamilton County OH Sales Tax Revenue Bonds	A	416	0.4%
Los Angeles Department of Water and Power - Water System Revenue Bonds	AA-	403	0.4%
New Jersey Economic Development Authority - School Facilities Construction	BBB+	400	0.4%
Minneapolis-St. Paul Metropolitan Airports Commission Airport Revenue Bonds	AA-	388	0.4%
Massachusetts Port Authority Special Facility Revenue Bonds	BIG	386	0.4%
Washington DC Convention Center Authority, Dedicated Tax Revenue	A-	355	0.4%
Aurora, CO Water System Revenue Bonds	AA-	344	0.3%
Monterey Bay, CA - Military Housing	BBB+	343	0.3%
New York City, NY - GO	AA	330	0.3%
Illinois State - GO	BBB-	328	0.3%
Clark County, NV - GO	AA+	320	0.3%
Fort Bliss/White Sand Missile Range Housing LP	A-	318	0.3%
Total		$13,634	13.5%

1)	Net par exposures within the U.S. public finance market include capital appreciation bonds which are reported at the par amount at the time of issuance of the insurance policy.

2)	See Note 1 on the Table of Contents page.

25 Largest Structured Finance Exposures

($ in millions)	Ambac Rating (1)	Net Par Outstanding	% of Total Net Par Outstanding
Ballantyne Re Plc (2)	BIG	$900	0.9%
Wachovia Asset Securitization Issuance II, LLC 2007-HE2 (3)	BIG	718	0.7%
Timberlake Financial, LLC	BBB	593	0.6%
Progress Energy Carolinas, Inc.	A-	558	0.6%
Wachovia Asset Securitization Issuance II, LLC 2007-HE1 (3)	BIG	505	0.5%
CenterPoint Energy Inc.	BBB+	376	0.4%
Consolidated Edison Company of New York	A	347	0.3%
Option One Mortgage Loan Trust 2007-FXD1 (3)	BIG	331	0.3%
Countrywide Asset-Backed Certificates Trust 2005-16 (3)	BIG	305	0.3%
Impac CMB Trust Series 2005-7 (3)	BIG	296	0.3%
The National Collegiate Student Loan Trust 2007-4 (3)	BIG	266	0.3%
Countrywide Revolving Home Equity Loan Trust 2005-F (3)	BIG	263	0.3%
Niagara Mohawk Power Corporation	A	257	0.3%
Duke Energy Ohio, Inc.	BBB+	255	0.3%
Countrywide Asset Backed Certificates Trust 2005-17 (3)	BIG	248	0.2%
Terwin Mortgage Trust Asset-Backed Certificates, Series 2006-6 (3)	BIG	239	0.2%
Countrywide Asset Backed Certificates Trust 2006-11 (3)	BIG	229	0.2%
Privately Placed RMBS Transaction (3)	BIG	223	0.2%
Ownit Mortgage Trust 2006-OT1 (3)	BIG	192	0.2%
Louisville Gas & Electric Company	A-	189	0.2%
Basin Electric Power Cooperative	A+	187	0.2%
EQCC Trust 2001-1F (3)	BIG	187	0.2%
Morgan Stanley Credit Corporation Heloc Trust 2007-1 (3)	BIG	183	0.2%
The National Collegiate Student Loan Trust 2005-3 (3)	BIG	182	0.2%
Massachusetts Educational Financing Authority General Resolution, Issue E (3)	BBB-	182	0.2%
Total		$8,211	8.1%

1)	See Note 1 on the Table of Contents page.

2)	Guaranteed by Ambac UK.

3)
On March 24, 2010, Ambac Assurance established a Segregated Account.  The purpose of the Segregated Account is to segregate certain segments of Ambac Assurance's liabilities, and in connection with such segregation Ambac Assurance has allocated all or a portion of this transaction to the Segregated Account.

25 Largest International Finance Exposures

($ in millions)	Ambac Rating (1)	Net Par Outstanding	% of Total Net Par Outstanding
Mitchells & Butlers Finance plc-UK Pub Securitisation (2)	A+	$1,680	1.7%
National Grid Electricity Transmission (2)	A-	1,141	1.1%
Aspire Defence Finance plc (2)	BBB+	1,018	1.0%
Capital Hospitals plc (2)	BBB	966	1.0%
Telereal Securitisation plc (2)	AA	894	0.9%
Posillipo Finance II S.r.l (2)	BBB-	823	0.8%
Anglian Water (2)	A-	795	0.8%
Ostregion Investmentgesellschaft NR 1 SA (2)	BIG	773	0.8%
National Grid Gas (2)	A-	734	0.7%
RMPA Services plc (2)	BBB+	685	0.7%
Catalyst Healthcare (Manchester) Financing Plc. (2)	BBB-	576	0.6%
South East Water (Finance) Limited (2)	BBB	526	0.5%
Powercor Australia	BBB+	446	0.4%
Scottish Power UK PLC (2)(3)	BBB+	431	0.4%
Northern Powergrid (Yorkshire) plc (2)	BBB+	395	0.4%
Airspeed Limited	BIG	359	0.4%
Dampier to Bunbury Natural Gas Pipeline	BBB	344	0.3%
CitiPower	A-	337	0.3%
Spirit Issuer plc (2)	BBB-	326	0.3%
Scotia Gas Networks (Scotland Gas) (2)	BBB	323	0.3%
Road Management Services (Finance) plc. (2)	BBB+	317	0.3%
Annes Gate Property PLC (2)	BBB+	312	0.3%
Scotia Gas Networks (Southern Gas) (2)	BBB	309	0.3%
Northern Powergrid Holdco (2)	BBB	287	0.3%
Arsenal Securities Plc. (2)	BBB-	286	0.3%
Total		$15,083	14.9%

1)	See Note 1 on the Table of Contents page.

2)	All or a portion of transaction guaranteed by Ambac UK.

3)
On March 24, 2010, Ambac Assurance established a Segregated Account.  The purpose of the Segregated Account is to segregate certain segments of Ambac Assurance's liabilities, and in connection with such segregation Ambac Assurance has allocated all or a portion of this transaction to the Segregated Account.

Net Exposure Amortization (1)
As of March 31, 2016

	Total including
	Segregated Account		Segregated Account
		Ending Net		Ending Net
	Estimated Net	Financial	Estimated Net	Financial
	Debt Service	Guarantees	Debt Service	Guarantees
($ in millions)	Amortization	in Force	Amortization	in Force
2016 (Nine months)	$8,933	$151,114	$1,696	$15,125
2017	10,936	140,178	1,905	13,220
2018	10,348	129,830	1,508	11,712
2019	8,952	120,878	1,277	10,435
2020	8,614	112,264	1,078	9,357
2021	8,249	104,015	988	8,369

2016 (Nine months)	$8,933	$151,114	$1,696	$15,125
2017-2021	47,099	104,015	6,756	8,369
2022-2026	34,117	69,898	3,162	5,207
2027-2031	25,730	44,168	1,550	3,657
2032-2036	22,969	21,199	1,795	1,862
After 2036	21,199	—	1,862	—
Total	$160,047		$16,821

1)
Depicts amortization of existing guaranteed portfolio (principal and interest), assuming no advance refundings, as of March 31, 2016. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay guaranteed obligations.